U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: (DATE OF EARLIEST EVENT REPORTED): March 5, 2008

Commission File Number: 333-144597

SUNCROSS EXPLORATION CORPORATION
(Name of Small Business Issuer in its Charter)

NEVADA	98-0441861
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

435 Martin Street, Suite 3150
Blaine, Washington 98230
(Address of principal executive offices)

(604) 377 -8855
(Issuer Telephone Number)

                 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02.	UNREGISTERED SALES OF EQUITY SECURITIES.

In November 2007, Suncross Exploration Corporation (“we,” “us” and the “Company”) entered into rescission agreements with three offshore investors who had purchased shares of common stock in the Company’s 2006 offering. Pursuant to the rescission agreements, the Company repaid the investors the total amount of their initial purchase price of their shares, a total of $4,375 or $0.025 per share, and the Company cancelled the shareholders outstanding shares. A total of 175,000 shares were cancelled in connection with the entry into the rescission agreements. We claim an exemption from registration afforded by Regulation S of the Securities Act of 1933, as amended ("Regulation S") for the above cancellations, since the cancellations were made to a non-U.S. person (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to an offshore transaction, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

In December 2007, the Company entered into rescission agreements with three offshore investors who had purchased shares of common stock in the Company’s 2006 offering. Pursuant to the rescission agreements, the Company repaid the investors the total amount of their initial purchase price of their shares, a total of $3,750 or $0.025 per share and the Company cancelled the shareholders outstanding shares. A total of 150,000 shares were cancelled in connection with the entry into the rescission agreements. We claim an exemption from registration afforded by Regulation S of the Securities Act of 1933, as amended ("Regulation S") for the above cancellations, since the cancellations were made to a non-U.S. person (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to an offshore transaction, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

ITEM 5.01.	CHANGES IN CONTROL OF REGISTRANT.

On March 5, 2008, Suncross Exploration Corporation’s (the “Company”, “we,” and “our”) Chief Executive Officer and Sole Director, Valda Downing, and the Company’s Vice President, Karl Antonius, entered into a Stock Purchase Agreement (the "Purchase Agreement") with Hugh Downing, Ms. Downing’s brother and Mr. Antonius’ uncle.  Pursuant to the Purchase Agreement, Mr. Downing purchased 5.5 million (5,500,000) shares of the Company's common stock from Ms. Downing and 4.5 million (4,500,000) shares of the Company’s common stock from Mr. Antonius, for an aggregate of ten million (10,000,000) shares.  Mr. Downing paid Ms. Downing and Mr. Antonius aggregate consideration of $10,000 (or $0.001 per share).  The Purchase Agreement closed on March 5, 2008 (the "Closing").

As a result of the Closing, Mr. Downing obtained majority voting control over the Company, as the 10,000,000 shares which he purchased, along with 152,500 shares which Mr. Downing had purchased in private tranactions prior to the date of the stock purchase agreement, and 177,500 shares of common stock held by his wife prior to the date of the Stock Purchase Agreement, which he is deemed to beneficially own, constituted approximately 87.4% of the Company's outstanding shares of common stock based on 11,823,000 shares of common stock outstanding as of March 5, 2008 (the "Change in Control").

ITEM 5.02.	DEPARTURE OF DIRECTORS OF PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

In connection with the Change in Control of the Company (described above under Item 5.01), the Company's then Chief Executive Officer, President, Principal Accounting Officer, Treasurer and Secretary, Valda Downing, resigned on March 5, 2008, and Mr. Downing was appointed as the Company's Chief Executive Officer, President, Principal Accounting Officer, Treasurer and Secretary.

Additionally, on March 5, 2008, Ms. Downing resigned as the Company's sole Director and on March 6, 2008, Mr. Antonius resigned as the Company's Vice President.

Mr. Downing was appointed as the Company's sole Director to fill the vacancy left by Ms. Downing’s resignation.

The Company's officers and Directors are now as follows:

Name	Age	Position

Hugh Downing	64	Chief Executive Officer,
		President, Principal Accounting Officer,
		Treasurer, Secretary and Director

Hugh Downing

From September 2003 to present, Hugh Downing has served as professor and head of the English department at the Catholic University, Santa Rosa de Copan in Honduras.  From 2003 to present, Mr. Downing has also been a sole proprietor of Hondulink, an import-export business operating principally between Central and North America.  Mr. Downing led a full military career in the Canadian Army and retired as a commissioned officer.  He holds an Honours Arts Degree from the Royal Military College of Canada, which he obtained in 1978.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description of Exhibit
10.1*	Stock Purchase Agreement between Valda Downing and Karl Antonius and Hugh Downing

* Filed herewith.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNCROSS EXPLORATION CORPORATION

/s/ Hugh Downing
Hugh Downing
Chief Executive Officer

                March 14, 2008